Filed Pursuant to Rule 424(b)(3)
Registration No. 333-113997

PROSPECTUS SUPPLEMENT
(to prospectus dated May 26, 2004
and supplemented October 18, 2004)

Vion Pharmaceuticals, Inc.

17,242,308 Shares of Common Stock

This document supplements the prospectus dated May 26, 2004 and supplemented October 18, 2004 relating to the sale of 17,242,308 shares of our common stock. We are not selling any shares; the stockholders named in the prospectus are offering their shares. This prospectus supplement is incorporated by reference into the prospectus.

This supplement amends the table of selling stockholders on page 13 of the prospectus to reflect the following transfers:

•	A warrant to purchase 48,654 shares of common stock from Orion Biomedical Fund, LP to Valesco Healthcare Partners I, L.P. The warrant has an exercise price of $3.25 per share of common stock.

•	A warrant to purchase 78,269 shares of common stock from Orion Biomedical Fund, LP to Valesco Healthcare Partners II, L.P. The warrant has an exercise price of $3.25 per share of common stock.

•	A warrant to purchase 46,856 shares of common stock from Orion Biomedical Fund, LP to Valesco Healthcare Overseas, Ltd. The warrant has an exercise price of $3.25 per share of common stock.

•	A warrant to purchase 37,760 shares of common stock from Orion Biomedical Offshore Fund, LP to Valesco Healthcare Overseas, Ltd. The warrant has an exercise price of $3.25 per share of common stock.

See ‘‘Risk Factors,’’ which begins of page 6 of the accompanying prospectus, for certain information that should be considered by prospective investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 30, 2006

SELLING STOCKHOLDERS

This prospectus relates to the registration of 17,242,308 shares of common stock of Vion for resale by certain selling stockholders. The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Registered Herein		% of Common Stock After Offering*	Number of Shares of Common Stock Beneficially Owned After this Offering (1)
Alexandra Global Master Fund Ltd.	1,875,000	(2)	1,875,000	(2)		0
Atlas Equity I, Ltd.	918,414	(3)	480,769	(4)		437,645	(5)
Cohanzick Partners, LP	317,714	(6)	32,000			285,714	(7)
Cohanzick Absolute Return Master Fund, Ltd.	40,770	(8)	40,770	(8)		0
Gabriel Capital, L.P.	399,999	(9)	399,999	(9)		0
DKR Saturn Holding Fund Ltd.	20,750	(10)	20,750	(10)		0
DKR Saturn Event Driven Holding Fund Ltd.	104,250	(11)	104,250	(11)		0
FrontPoint Healthcare Fund, L.P.	800,000	(12)	500,000	(12)		300,000
Galleon Healthcare Offshore, Ltd.	3,055,900	(13)	2,175,000	(13)	1.58%	880,900
Galleon Healthcare Partners, L.P.	444,150	(14)	325,000	(14)		119,150
Galleon Captain's Partners, L.P.	299,050	(15)	275,000	(15)		24,050
Galleon Captain's Offshore, Ltd.	1,060,950	(16)	975,000	(16)		85,950
The Jay Goldman Master L.P.	892,500	(17)	750,000	(17)		142,500
Topaz Partners	1,250,000	(18)	1,250,000	(18)		0
Langley Partners, L.P.	3,446,170	(19)	1,808,000	(19)	2.93%	1,638,170	(7)
Orion Biomedical Offshore Fund, LP (20)	151,038		151,038			0
Orion Biomedical Fund, L.P. (20)	695,116		695,116			0
Perceptive Life Sciences Master Fund, Ltd.	1,592,608	(21)	1,442,308	(21)		150,300
Portside Growth and Opportunity Fund (22)	766,483	(23)	480,769	(24)		285,714	(7)
SAC Capital Associates, LLC	2,500,000	(25)	2,500,000	(25)		0
Sands Point Partners, LP	103,150	(26)	68,750	(26)		34,400
Off Sands Point LTD	90,350	(27)	56,250	(27)		34,100
Valesco Healthcare Partners I, L.P. (28)	48,654	(29)	48,654	(29)		0
Valesco Healthcare Partners II, L.P. (28)	78,269	(30)	78,269	(30)		0
Valesco Healthcare Overseas, Ltd. (28)	84,616	(31)	84,616	(31)		0
Viking Global Equities LP	394,050	(32)	316,250	(32)		77,800
VGE III Portfolio Ltd.	382,950	(33)	308,750	(33)		74,200
TOTAL			17,242,308

*	Unless otherwise listed, less than 1%. The percentage of ownership of common stock is based on 55,391,887 shares of common stock outstanding as of August 31, 2004 and excludes all shares of common stock issuable upon the exercise of outstanding options or warrants to purchase common stock, other than the shares of common stock issuable upon the exercise of warrants to purchase common stock held by the named entity.

(1)	Assumes sale of all of the shares of common stock offered hereby.

(2)	Includes 375,000 shares of common stock issuable upon the exercise of warrants.

(3)	Includes 418,699 shares of common stock issuable upon the exercise of warrants.

(4)	Includes 96,154 shares of common stock issuable upon the exercise of warrants.

(5)	Includes 322,545 shares of common stock issuable upon the exercise of warrants.

(6)	Includes 285,714 shares of common stock issuable upon the exercise of warrants.

(7)	Represents shares of common stock issuable upon the exercise of warrants.

(8)	Includes 8,154 shares of common stock issuable upon the exercise of warrants.

(9)	Includes 80,000 shares of common stock issuable upon the exercise of warrants.

(10)	Includes 4,150 shares of common stock issuable upon the exercise of warrants. DKR Saturn Management L.P. is the investment manager, and has retained Mike Cotton to act as manager, to DKR Saturn Holding Fund Ltd. As such, DKR Saturn Management Company LP and Mike Cotton may be deemed to have shared dispositive power over the shares of common stock stated as beneficially owned by DKR Saturn Holding Fund Ltd.

(11)	Includes 20,850 shares of common stock issuable upon the exercise of warrants. DKR Saturn Management L.P. is the investment manager, and has retained Ron Phillips to act as manager, to DKR Saturn Event Driven Holding Fund Ltd. As such, DKR Saturn Management Company LP and Ron Phillips may be deemed to have shared dispositive power over the shares of common stock stated as beneficially owned by DKR Saturn Event Driven Holding Fund Ltd.

(12)	Includes 100,000 shares of common stock issuable upon the exercise of warrants.

(13)	Includes 435,000 shares of common stock issuable upon the exercise of warrants. Galleon Management, L.P. is the investment manager for Galleon Healthcare Offshore, Ltd. and, as such, may be deemed to have dispositive power over the shares of common stock stated as beneficially owned by Galleon Healthcare Offshore, Ltd.

(14)	Includes 65,000 shares of common stock issuable upon the exercise of warrants.

(15)	Includes 55,000 shares of common stock issuable upon the exercise of warrants.

(16)	Includes 195,000 shares of common stock issuable upon the exercise of warrants.

(17)	Includes 150,000 shares of common stock issuable upon the exercise of warrants.

(18)	Includes 250,000 shares of common stock issuable upon the exercise of warrants.

(19)	Includes (i) 300,000 shares of common stock issuable upon the exercise of warrants, (ii) 300,000 shares of common stock issuable upon the exercise of the warrant transferred from Rodman & Renshaw, Inc. and (iii) 8,000 shares of common stock issuable upon exercise of the warrant transferred from Cohanzick Partners, LP. Langley Capital, LLC is the general partner of Langley L.P. Jeffrey Thorp is the sole member and manager of Langley Capital, LLC. Langley Management, LLC is the investment manager of Langley L.P. Mr. Thorp holds a 99.9% membership interest in Langley Management, LLC and is the sole manager thereof. As a result, each of Langley Management, LLC, Langley Capital, LLC and Thorp may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Langley L.P.

(20)	Lindsay A. Rosenwald is the managing member to Orion BioMedical GP, LLC. Orion BioMedical GP, LLC is the managing member to each of Orion BioMedical Fund, LP and Orion Biomedical Offshore Fund, LP. As such, Dr. Rosenwald has sole voting and dispositive power over the securities held by Orion BioMedical Fund, LP and Orion Biomedical Offshore Fund, L.P.

(21)	Includes 288,462 shares of common stock issuable upon the exercise of warrants.

(22)	The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The managing member of Ramius Capital Group, LLC is C4S & Co., the managing members of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial owners of the shares of common stock stated as beneficially owned by Portside Growth and Opportunity Fund. Messrs. Cohen, Stark, Stauss and Solomon disclaim beneficial ownership of such shares of common stock.

(23)	Includes 381,868 shares of common stock issuable upon the exercise of warrants.

(24)	Includes 96,154 shares of common stock issuable upon the exercise of warrants.

(25)	Includes 500,000 shares of common stock issuable upon the exercise of warrants. Each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (‘‘SAC Capital Advisors’’) and S.A.C. Capital Management, LLC, a Delaware limited liability company (‘‘SAC Capital Management’’) share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. By reason of such relationships, SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by S.A.C. Capital Associates. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaims beneficial ownership of such shares of common stock.

(26)	Includes 13,750 shares of common stock issuable upon the exercise of warrants.

(27)	Includes 11,250 shares of common stock issuable upon the exercise of warrants.

(28)	Keith Maher is the portfolio manager to (a) Valesco Healthcare GP, LLC and (c) Valesco Healthcare Management GP, LLC. Valesco Healthcare GP, LLC is the general partner of both Valesco Healthcare Partners I, LP and Valesco Healthcare Partners II, LP. Valesco Healthcare Management GP, LLC is the managing member to the investment advisor of Valesco Healthcare Overseas, Ltd. As such, Keith Maher has sole voting and dispositive power over the securities held by Valesco Healthcare Partners I, LP, Valesco Healthcare Partners II, LP and Valesco Healthcare Overseas, Ltd.

(29)	Includes 48,654 shares of common stock issuable upon the exercise of warrants transferred from Orion Biomedical Fund, L.P.

(30)	Includes 78,269 shares of common stock issuable upon the exercise of warrants transferred from Orion Biomedical Fund, L.P.

(31)	Includes 46,856 shares of common stock issuable upon the exercise of warrants transferred from Orion Biomedical Fund, L.P. and 37,760 shares of common stock issuable upon the exercise of warrants transferred from Orion Biomedical Offshore Fund, LP.

(32)	Includes 63,250 shares of common stock issuable upon the exercise of warrants.

(33)	Includes 61,750 shares of common stock issuable upon the exercise of warrants.